EXHIBIT 23


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                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
     Agway Inc.:

We consent to the incorporation by reference in the registration statements of Agway Inc. on Form S-3 (File No. 333- 34781) and on Form S-8 (File No. 33-54083) of our report, which includes an explanatory sentence relating to a change in pension accounting, dated August 21, 1998, on our audits of the consolidated financial statements and financial statement schedules of Agway Inc. and Consolidated Subsidiaries as of June 30, 1998 and 1997, and for the years ended June 30, 1998, 1997 and 1996, which report is included in this Annual Report on Form 10-K.









/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP
Syracuse, New York
August 26, 1998